EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2007, relating to the consolidated financial statements of Rackable Systems, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” effective January 1, 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rackable Systems, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

San Jose, California
March 1, 2007